Exhibit 99.2

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Promotes Karen E. Hartsfield to
Senior Vice President, General Counsel and Corporate Secretary

DALLAS (August 7, 2017)—Atmos Energy Corporation (NYSE: ATO) today announced that its Board of Directors has appointed Karen E. Hartsfield, currently Senior Attorney, to the position of Senior Vice President, General Counsel and Corporate Secretary, effective immediately. Hartsfield will also serve on the company’s Management Committee.

Hartsfield, 47, joined Atmos Energy in 2015 after having served in private practice for 19 years, most recently as Managing Partner for Jackson Lewis L.L.P. in Dallas, Texas. Prior to joining Jackson Lewis, she served as a partner for the Dallas office of Baker Botts L.L.P.

“Atmos Energy is fortunate to have Karen assume this important senior leadership role for the Company,” said Kim Cocklin, Chief Executive Officer of Atmos Energy Corporation. “She brings a strong leadership background, legal experience and acumen and has exceptional communication skills, making this a natural step for her to lead the Atmos legal team.”

Hartsfield received a bachelor’s degree from William and Mary and her law degree from the University of Texas.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country's largest fully-regulated, natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

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